October 29, 2024

Stuart Drummond
Interim Chief Financial Officer
CUTERA INC
3240 Bayshore Boulevard
Brisbane , California 94005

        Re: CUTERA INC
            Form 10-K for Fiscal Year Ended December 31, 2023
            File No. 000-50644
Dear Stuart Drummond:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Industrial
Applications and
                                                        Services